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                                EXHIBIT 11.1


                       METRO INFORMATION SERVICES, INC.
                COMPUTATION OF PRO FORMA EARNINGS PER SHARE (1)

                                                                                    YEAR ENDED       NINE MONTHS ENDED
                                                                                 DECEMBER 31, 1995   SEPTEMBER 30, 1996
                                                                                 -----------------   ------------------
SHARES (2)

Average outstanding during the year (3)                                              12,111,275     12,187,851

Add: Incremental shares related to stock issued within the year preceding the filing under the treasury stock method using an offering price of
     $13 per share (4)                                                                  275,488        295,855

Add: The number of shares obtained by dividing the amount by which the distributions during the period exceeded earnings for the period, by
     an offering price of $13 per share (5)                                             436,359        436,359
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Number of shares on which published earnings per share is based                      12,823,122     12,920,065
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EARNINGS

Pro forma net income applicable to common shareholders                              $ 3,000,166    $ 3,945,946
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PRO FORMA EARNINGS PER SHARE                                                        $      0.23    $      0.31
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(1)  There is no difference between primary and fully-diluted earnings per share. Therefore, only primary earnings, per share data is presented.

(2) All share amounts give effect to the proposed 3,507.2952 for 1 stock split effected in the form of a stock dividend.

(3)  Does not include the 312,149 shares issued during the period ended
     September 30, 1996, which are included in (4) below.

(4) Gives effect to the 312,149 shares issued May 1, 1996, as if they were outstanding for all periods, using the treasury stock method. The 1996 calculation is a weighted average calculation based on the number of shares computed using the treasury stock method for 4 months and the actual shares for 5 months.

(5) Includes $9,000,000 of estimated aggregate undistributed S corporation earnings to be distributed before the completion of the offering.